Exhibit 99.5

CINERGY CORP.
BUSINESS SEGMENT EARNINGS DRIVER ANALYSIS
For the Quarter Ended June 30, 2003
(unaudited)

Energy Merchant

Earnings Per Share - diluted - 2002	$0.13

Employee retirement/severance and other charges	0.08
Discontinued operations	0.05
Marketing, trading, and origination	0.03
Generation and supply contracts	0.04
Financing	0.01
Other - net	0.02

Earnings Per Share - diluted - 2003	$0.36

Regulated Operations

Earnings Per Share - diluted - 2002	$0.17

Employee retirement/severance and other charges	0.12
Weather	(0.06)
Industrial sales - economy	(0.02)
Operating and administrative expenses	(0.02)
Financing and depreciation	(0.04)
Other - net	(0.01)

Earnings Per Share - diluted - 2003	$0.14

Power Technology & Infrastructure Services

Earnings Per Share - diluted - 2002	$(0.04)

Employee retirement/severance and other charges	0.01

Earnings Per Share - diluted - 2003	$(0.03)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant